GENOIL INC. Index to Consolidated Financial Statements Year Ended December 31, 2009

Page
AUDITORS' REPORTS	1
FINANCIAL STATEMENTS
Management's Responsibility for Financial Reporting	3
Consolidated Balance Sheets	4
Consolidated Statements of Loss, Comprehensive Loss and Deficit	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7 - 33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Shareholders of Genoil Inc.

We have audited the consolidated balance sheets of Genoil Inc. as at December 31, 2009 and 2008 and the consolidated statements of loss, comprehensive loss and deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

The financial statements as at and for the year ended December 31, 2007 were audited by other auditors, who expressed an opinion without reservation on these statements in their report dated April 18, 2008.

Calgary, Alberta April 20, 2010

/signed/ Meyers Norris Penny Chartered Accountants

COMMENTS BY AUDITORS FOR US READERS ON CANADA – UNITED STATES REPORTING DIFFERENCES

The reporting standards of the Public Company Accounting Oversight Board (United States) for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the shareholders on the Consolidated Financial Statements dated April 20, 2010 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

Calgary, Alberta April 20, 2010

/signed/ Meyers Norris Penny Chartered Accountants

Management's Responsibility for Financial Reporting

Management, in accordance with Canadian generally accepted accounting principles, has prepared the accompanying consolidated financial statements of Genoil Inc. Financial and operational information presented throughout this Annual Report is consistent with that shown in the consolidated financial statements.

Management is responsible for the integrity of the financial information. Internal control systems are designed and maintained to provide reasonable assurance that assets are safeguarded from loss or unauthorized use and to produce reliable accounting records for financial reporting purposes.

Meyers Norris Penny LLP, the Company's independent auditors, performed an audit of the consolidated financial statements in accordance with Canadian generally accepted auditing standards. This audit includes an examination, on a test basis, of evidence supporting the amounts and disclosures in the financial statements. As well, they assess the accounting principles used and significant estimates made by management, and they evaluate the overall financial statement presentation.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board exercises this responsibility through the Audit Committee. The Audit Committee meets with management and the independent auditors to ensure that management’s responsibilities are properly discharged, to review the consolidated financial statements and recommend that the consolidated financial statements be presented to the Board of Directors for approval.

The Audit Committee also considers the independence of the external auditors and reviews their fees. The external auditors have access to the Audit Committee without the presence of management.

/signed/ D.K. Lifschultz	/signed/ B. Korney

Chairman and CEO	Chief Financial Officer

Calgary, AB April 20, 2010

GENOIL INC. Consolidated Balance Sheets As at December 31, 2009 and 2008 (Expressed in Canadian Dollars)

	2009	2008

ASSETS
CURRENT
Cash and cash equivalents	$ 9,140	$ 446,891
Receivables	14,304	10,499
Prepaid expenses and deposits	275,479	211,489

	298,923	668,879
PROPERTY AND EQUIPMENT (Note 3)	1,917,939	2,172,001
INTANGIBLE ASSETS (Note 4)	1,883,560	2,092,844

	$ 4,100,422	$ 4,933,724

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 894,549	$ 972,320
Due to related parties (Note 5)	172,124	254,051
Convertible notes - current portion (Note 6)	1,379,275	1,135,639
Due to investors	168,289	121,800

	2,614,237	2,483,810
CONVERTIBLE NOTES (Note 6)	173,823	155,199

	2,788,060	2,639,009

SHAREHOLDERS' EQUITY
Share capital (Note 8)	52,207,086	51,077,866
Contributed surplus (Note 7)	17,147,498	14,106,075
Accumulated deficit	(68,042,222)	(62,889,226)

	1,312,362	2,294,715

	$ 4,100,422	$ 4,933,724

COMMITMENTS (Note 16)
CONTINGENCIES (Note 17)
SUBSEQUENT EVENTS (Note 20)
GOING CONCERN (Note 1)

APPROVED BY THE BOARD
/signed/ D.K. Lifschultz__D.K. Lifschultz Director
/signed/ T. Bugg _______T. Bugg Director

See Notes to Consolidated Financial Statements

GENOIL INC. Consolidated Statements of Loss, Comprehensive Loss and Deficit Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

	2009	2008	2007

REVENUES	$ -	$ 36,109	$ 83,456

EXPENSES
Administrative expenses	2,427,724	3,714,871	4,738,449
Stock-based compensation (Note 13)	1,954,930	2,861,867	4,669,555
Amortization	465,017	518,805	574,812
Accretion (Note 6)	157,804	55,903	327,475
Development expenses	28,370	417,102	468,366
Interest and financing costs	160,158	296,657	273,113
Foreign exchange (gain)/loss	(40,249)	(96,637)	56,238

Total expenses	5,153,754	7,768,568	11,108,008

LOSS FROM OPERATIONS	(5,153,754)	(7,732,459)	(11,024,552)
INTEREST INCOME	758	5,231	24,877

LOSS BEFORE OTHER EXPENSES	(5,152,996)	(7,727,228)	(10,999,675)
OTHER EXPENSES (Note 14)	-	39,945	342,885

LOSS & COMPREHENSIVE LOSS	(5,152,996)	(7,767,173)	(11,342,560)
DEFICIT - BEGINNING OF YEAR	(62,889,226)	(55,122,053)	(43,779,493)

DEFICIT - END OF YEAR	$ (68,042,222)	$ (62,889,226)	$ (55,122,053)

Loss per share - Basic & Diluted	$ (0.02)	$ (0.03)	$ (0.05)
Weighted avg. number common shares	270,751,159	297,381,757	228,067,695

See Notes to Consolidated Financial Statements

GENOIL INC. Consolidated Statements of Cash Flows Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

	2009	2008	2007

OPERATING ACTIVITIES
Net loss	$ (5,152,996)	$ (7,767,173)	$ (11,342,560)
Items not affecting cash:
Amortization	465,017	518,805	574,812
Non-cash interest and financing costs	154,254	276,871	252,819
Accretion of convertible notes	157,804	55,903	327,475
Stock-based compensation	1,954,930	2,861,867	4,669,555
Other expenses	-	39,945	342,885

	(2,420,991)	(4,013,782)	(5,175,014)

Changes in non-cash working capital:
Receivables	(3,805)	73,387	(51,501)
Accounts payable and accrued liabilities	298,312	(426,751)	691,730
Prepaid expenses and deposits	(63,990)	(16,888)	(105,322)

	230,517	(370,252)	534,907

Cash flow used by operating activities	(2,190,474)	(4,384,034)	(4,640,107)

INVESTING ACTIVITIES
Purchase of office equipment	(1,669)	(14,098)	(39,107)
Purchase of upgrader equipment	-	-	(168,296)

Cash flow used by investing activities	(1,669)	(14,098)	(207,403)

FINANCING ACTIVITIES
Due to related parties	(81,927)	155,524	98,527
Due to Investors	46,489	121,800	-
Issuance of common shares	1,789,830	4,416,013	3,465,998

Cash flow from financing activities	1,754,392	4,693,337	3,564,525

INCREASE (DECREASE) IN CASH FLOW	(437,751)	295,205	(1,282,985)

Cash - beginning of year	446,891	151,686	1,434,671

CASH - END OF YEAR	$ 9,140	$ 446,891	$ 151,686

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ 5,904	$ 19,786	$ 20,294

Income taxes paid	$ -	$ -	$ -

Non-cash items not included in the statements of cash flows are detailed in note 18.

See Notes to Consolidated Financial Statements

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

1.	NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are directed to the development and commercialisation of its upgrader technology, designed to convert heavy crude oil into light synthetic oil, and oil and water separation technology to treat and clean bilge water. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future. As at December 31, 2009, the Company has incurred a loss of $5,152,996 (2008 - $7,767,173; 2007 - $11,342,560) for the year and has accumulated losses of $68,042,222 (2008 - $62,889,226, 2007 - $55,122,053) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During the year the Company secured net debt and equity financing of $2,083,987.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which differ in certain respects from those in the United States. These differences are described in note 23.

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the period. Significant estimates and assumptions include the ability to continue as a going concern, stock-based compensation, amortization and valuation of property and equipment, patents and technology rights and assumptions and estimates used in the fair values of multiple element arrangements. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Cash and cash equivalents

Cash includes cash on hand and cash at banks. Cash equivalents include short term deposits held in money market funds with maturities, at inception, of less than three months and that are not subject to any risk of change in value.

Property and equipment

Property and equipment are stated at cost less accumulated amortization. Renewals and betterments are capitalized. Repairs and maintenance costs are charged to operations as incurred. Property and equipment are amortized over their estimated useful lives using the following methods and annual rates:

Office equipment	5 years	straight-line method
Upgrader	10%	declining balance method

Patents and technology rights

Patents and technology rights acquired were recorded at cost and are amortized at 10% on a declining-balance basis. Pending patent costs are not amortized until patents are registered.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets, which consist of upgraders, patents and technology rights and office equipment, whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying value of the assets to future undiscounted net cash flows expected to be generated by the assets. An impairment loss is measured as the amount by which the carrying amount exceeds its fair value. Fair value is based on discounted cash flows.

Foreign currency translation

Accounts of foreign operations, which are considered financially and operationally integrated, have been translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities have been translated at the year end exchange rate. Non-monetary assets and liabilities have been translated at the rate of exchange prevailing at the date of transaction. Revenues and expenses have been translated at the average rates of exchange during the year, except for amortization, which has been translated at the historical rate applicable to the related assets. Foreign exchange gains and losses are recognized in earnings.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and development costs

Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless the Company believes the development project meets Canadian generally accepted accounting criteria for deferral and amortization. In evaluating these criteria, the Company considers technological feasibility to be established only when a product demonstrates it operates under conditions which are acceptable to target customers. If management determines that the development of products to which such costs have been capitalized is not reasonably certain, or that costs exceed recoverable value, such costs are charged to operations.

Stock-based compensation

The Company has a stock option plan as described in note 9. The fair value method is used to determine the expense for options granted. Under this method, compensation cost is measured at the date of grant using the Black-Scholes model with assumptions described in note 13. The cost is expensed over the vesting period with a corresponding credit to Contributed Surplus. Consideration received on exercise of options plus the amount previously credited to contributed surplus is credited to share capital.

Future income taxes

The liability method of tax allocation is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the carrying value and tax basis of assets and liabilities, and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. Future tax assets are recorded if realization is considered more likely than not. A valuation allowance is recorded for the amount not expected to be realized.

Loss per share

Basic loss per share amounts are calculated using the weighted average number of shares outstanding during the year. The Company uses the treasury stock method for calculating diluted earnings per share. For the year ended December 31, 2009, potentially dilutive common shares (relating to convertible notes, options and warrants outstanding) totaling 67,094,632 (2008 - 49,515,729; 2007 - 59,248,690) were not included in the computation of loss per share because the effect was anti-dilutive.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments

Financial instruments are measured at fair value on initial recognition of the instrument, except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instrument has been classified as "held-for-trading", "available-for-sale", "held-to-maturity", "loans and receivables", or "other financial liabilities" as defined by the accounting standard.

Financial assets and financial liabilities "held-for-trading" are measured at fair value with changes in those fair values recognized in net earnings.

Financial assets "available-for-sale" are measured at fair value, with changes in those fair values recognized in Other Comprehensive Income (“OCI”).

Financial assets "held-to-maturity", "loans and receivables" and "other financial liabilities" are measured at amortized cost using the effective interest method of amortization.

Cash and cash equivalents are designated as "held-for-trading". Receivables are designated as "loans and receivables". Accounts payable, accrued liabilities, convertible notes, due to related parties and due to investors are designated as "other financial liabilities".

The Company capitalizes transaction costs, premiums and discounts. These costs are capitalized within long-term debt and amortized using the effective interest method.

Convertible instruments

The equity and liability components of convertible instruments are presented separately in accordance with their substance. The liability component is accreted to the amount payable at maturity by way of a charge to earnings using the effective interest method. Warrants are recorded at fair value using the Black-Scholes model and classified as a component of shareholder's equity.

Capital disclosures

Capital disclosures provide information about (i) the Company’s objectives, policies and processes for managing capital, (ii) quantitative data about what the Company regards as capital, (iii) whether the Company has complied with any capital requirements, and (iv) if it has not complied, the consequences of such non compliance.

Comprehensive Income

Comprehensive income (loss) is the change in shareholders' equity during a period from transactions and other events and circumstances from non-owner sources and includes unrealized gains and losses on financial assets classified as held available-for-sale. The Company has reported a statement of comprehensive loss combined with a statement of loss. When related amounts are recorded in accordance with this new standard, a new category for accumulated other comprehensive income will be presented in the shareholders' equity section of the balance sheet.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

2.		SIGNIFICANT ACCOUNTING POLICIES (continued)
Adoption of new accounting standards

In 2009, the Company adopted the following new standards and abstracts:

	1.	Section 3855, "Financial instruments - Recognition and Measurement" has been amended to add guidance concerning the assessment of embedded derivatives upon reclassification of a financial asset out of the held-for-trading category. These amendments apply to reclassifications made on or after July 1, 2009. This Section has also been amended to change the categories into which a debt instrument is required or permitted to be classified;
change the impairment model for held-to-maturity investments to the incurred credit loss model of impaired loans; and, require reversal of previously recognized impairment losses on available-for-sale financial assets in specified circumstances. Such amendments apply to annual financial statements relating to fiscal years beginning on or after November 1, 2008.
This amendment has no significant impact to the consolidated financial statements.

	2.	Section 3862, "Financial Instruments — Disclosures" has been amended to include additional disclosure requirements about fair value measurements of financial instruments and to enhance liquidity risk disclosure requirements. The amendments apply to annual financial statements relating to fiscal years ending after September 30, 2009. The consolidated financial statements contain disclosures related to the adoption of these amendments.

	3.	EIC 173 "Credit Risk and the Fair Value of Financial Assets and Financial Liabilities". This
guidance clarified that an entity's own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. This guidance is applicable to fiscal years ending on or after
January 20, 2009. This standard did not have a material impact on the consolidated financial statements.

	4.	Section 3064 “Goodwill and Intangible Assets” which replaces the previous goodwill and intangible asset standard and revises the requirement for recognition, measurement, presentation and disclosure of intangibles. This standard did not have a material impact on the consolidated financial statements.

Future accounting changes

The Accounting Standards Board has confirmed the convergence of Canadian GAAP with IFRS.
The Company will be required to adopt IFRS for the year beginning January 1, 2011. The
Company is currently assessing the impact of the convergence of Canadian GAAP with IFRS on the Company's results of operations, financial position and disclosures.

Business combinations and non-controlling interests

In January 2009, the AcSB issued Section 1582 “Business Combinations”, Section 1601
“Consolidations” and Section 1602 “Non-controlling Interests”. Section 1582 replaces section
1581 “Business Combinations” and provides the Canadian equivalent to IFRS 3 “Business
Combinations”. Section 1602 replaces Section 1600 “Consolidated Financial Statements”. Section
1602 provides the Canadian equivalent to International Accounting Standard (“IAS”) 27
“Consolidated and Separate Financial Statements”, for non-controlling interests. These standards are effective January 1, 2011. The adoption of these standards is not expected to have a material impact on the Company’s financial statements.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Equity

In August 2009, the AcSB issued amendments to Section 3251 “Equity” as a result of issuing Section 1602 “Non-controlling Interests”. The amendments require non-controlling interests to be recognized as a separate component of equity. The amendments apply only to entities that have adopted Section 1602 and are not expected to have an impact on the Company’s financial statements.

Comprehensive Revaluation of Assets and Liabilities

In August 2009, the AcSB issued amendments to Section 1625 “Comprehensive Revaluation of Assets and Liabilities” for consistency with new Section 1582 “Business Combinations.” The amendments apply prospectively to comprehensive revaluations of assets and liabilities occurring in fiscal years beginning on or after January 1, 2011 and are not expected to have an impact on the Company’s financial statements.

Accounting changes

In June 2009, the AcSB issued an amendment to Section 1506 “Accounting Changes” which is effective for fiscal years beginning on or after July 1, 2009. The amendment excludes from the scope of Section 1506 changes in accounting policies upon the complete replacement of an entity’s primary basis of accounting, as will occur when an entity adopts IFRS.

3.	PROPERTY AND EQUIPMENT
		2009		2008

		Cost	Accumulated	Cost	Accumulated
			amortization		amortization

	Office equipment	$ 258,757	$ (243,101)	$ 257,087	$ (198,734)
	Upgrader	4,153,455	(2,251,172)	4,153,455	(2,039,807)

		$ 4,412,212	$ (2,494,273)	$ 4,410,542	$ (2,238,541)

	Net book value		$ 1,917,939		$ 2,172,001

Included in amortization expense is $255,732 (2008 - $246,923; 2007 - $247,934) related to property and equipment.

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

4.	INTANGIBLE ASSETS

		2009		2008

			Accumulated		Accumulated
		Cost	amortization	Cost	amortization

	Technology rights	$ 3,833,437	$ (2,298,175)	$ 3,833,437	$ (2,127,590)
	Patents	856,649	(508,351)	856,649	(469,652)

		$ 4,690,086	$ (2,806,526)	$ 4,690,086	$ (2,597,242)

	Net book value		$ 1,883,560		$ 2,092,844

The patents relate to fluid gas integration, crude oil and bitumen treatment and oil-water separation. These patents expire between 2019 and 2021.

The Company has the worldwide rights, except for Europe, for certain separation technologies. The term of these rights ranges from 5 to 10 years, depending on country.

Recovery of the patents and technology rights costs remain uncertain. It depends on the commercial application thereof and ultimately attaining profitable operations.

Included in amortization expense is $209,284 (2008 - $232,539; 2007 - $188,470) related to intangible assets.

5.	RELATED PARTY TRANSACTIONS
		2009	2008

	Due to related parties	$ 172,124	$ 254,051

On May 12, 2008, the CEO and Chairman of the Company signed a one year $5 million funding agreement. Prior to expiry of the agreement on May 12, 2009, $56,131(2008 - $254,051) of funds were drawn for a total of $310,182 received. The entire amount of $310,182 was repaid before the expiration date through the private placement that was concluded on May 1, 2009.

Additional funds were advanced to the Company in 2009 from officers and companies controlled by officers totaling $172,124. These loans are non-interest bearing with no set terms of repayment.

Included in administrative expenses for the year are consulting fees of $136,915 (2008 - $384,942, 2007 - $538,050) paid to companies controlled by officers of the Company.

These transactions occurred in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

6.	CONVERTIBLE NOTES

		Series A	Series D	Series E	Total

	Gross amount received	$ 5,638,220	$ 968,825	$ 1,227,356	$ 7,834,401
	Value of warrants and conversion option	(3,822,864)	(51,036)	(166,216)	(4,040,116)

	Fair value of repayment obligation	$ 1,815,356	$ 917,789	$ 1,061,140	$ 3,794,285

	2007
	Accretion	301,611	25,862	-	327,473
	Interest accrued	-	124,226	-	124,226
	Conversions	(2,320,505)	-	-	(2,320,505)

	Ending balance	$ 138,611	$ 1,120,823	$ -	$ 1,259,434

	2008
	New issuances	-	-	1,061,140	1,061,140
	Accretion	16,588	-	39,315	55,903
	Interest accrued	-	106,533	35,184	141,717
	Redemption	-	(1,227,356)	-	(1,227,356)

	Ending balance	$ 155,199	$ -	$ 1,135,639	$ 1,290,838

	2009
	Accretion	18,624		139,180	157,804
	Interest accrued			104,456	104,456

	Ending balance	$ 173,823	$ -	$ 1,379,275	$ 1,553,098

Series A

On December 23, 2004, the Company issued $5,638,220 of non-interest bearing convertible notes. These convertible notes are due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

During 2007, notes with a face value of $132,679 were converted into common shares of the Company at a price of $0.44 per share and 301,543 shares were issued.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

6.	CONVERTIBLE NOTES (continued)

During November 2007, at the request of a large note holder, notes with a face value of $4,902,800 were converted into 2,785,681 preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - the same number the convertible notes would have been convertible to. Per EIC - 96 the preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This value was allocated between long term debt and equity using the same basis as at the original issue of the notes. The fair value of the debt portion was calculated by discounting the face value at 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 being recorded, while contributed surplus was reduced by $4,432,786. Had the Company used a market rate of 18%, a gain of $94,312 would have been recorded.

Series D

On October 6, 2006, the Company issued $968,825 of convertible notes to entities controlled by a director and officer of the Company in settlement of debt owed to them. This convertible note is due on April 6, 2007 and has an interest rate of 12% per annum. The note holders also received 322,941 warrants entitling them to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: zero dividend yield; expected volatility of 86%; risk-free rate of 4.37%; and expected life of 0.5 years.

On April 6, 2007, the term of 78% of the notes and attached warrants was extended by six months to October 6, 2007. On that date it was again extended by six months. These notes have an original face value of $760,785 and 253,595 warrants attached. The extension was considered a renegotiation of the debt and the fair value ($25,484) of the warrant extension was expensed as interest paid. The balance of the notes, with a face value of $208,040 and accrued interest of $32,640, is now callable. The attached 69,346 warrants have expired. The Company has entered into a one year funding agreement that would provide the required capital, should this portion of the debt be called. The terms of this agreement is substantially the same as the original notes. One of the parties to this agreement is a director and officer of the Company.

On October 6, 2008 the series D notes matured and were replaced with series E notes.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

6.	CONVERTIBLE NOTES (continued)

Series E

On October 6, 2008, series E notes, with a face value of $1,227,356, were issued to replace the series D notes plus accrued interest that matured on that date. About 90% of the amount is due to companies controlled by the Chairman and CEO. The notes have a term of one year, carry interest at 12% p.a., accrued semi-annually, and are convertible into common shares of the Company at $0.27 per share at the option of the holder. The note holders also received 1,136,442 warrants to purchase the same number of common shares of the Company at $0.41 per share.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 28%, was estimated to be $1,061,140 on the date the agreement was signed. A total of $32,275, was allocated to the fair value of the warrants and $133,941 was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 127%; risk-free rate of 2.93%; and expected life of 1 year.

At October 6, 2009, the notes were extended for another year. The extension was considered a modification of the debt and the fair value ($49,798) of the warrant extension was recorded as reduction to the note payable. The debt discount was accreted over the term of the debt.

7.	CONTRIBUTED SURPLUS

		2009	2008

	Balance, beginning of year	$ 14,106,075	$ 11,928,443
	Options granted	2,065,540	3,763,176
	Options exercised	-	(1,322,205)
	Options cancelled	(110,610)	(901,300)
	Warrants granted	1,086,493	504,020
	Conversion option	-	133,941

	Balance, end of year	$ 17,147,498	$ 14,106,075

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

8.	SHARE CAPITAL

	Authorized:

	- An unlimited number of common shares without par value.
	- 10,000,000 Class A Preferred shares, issuable in series.

	Issued and outstanding common shares:
		Number	Amount
	2007
	Balance, beginning of year	223,054,604	$ 34,809,229
	Private placement (2)	5,130,382	2,399,621
	Shares for debt	768,565	364,939
	Stock options exercised	3,657,663	1,400,699
	Conversion of notes	301,543	132,679
	Share issue expenses		(227,990)

	Balance, end of year	232,912,757	38,879,177

	2008
	Private placement (4)	11,533,919	2,501,098
	Stock options exercised	6,693,750	2,931,891
	Conversion of preferred shares	11,142,724	6,797,062
	Share issue expenses		(31,362)

	Balance, end of year	262,283,150	51,077,866

	2009
	Private placement (5)	12,125,327	852,044
	Shares for debt (6)	2,265,192	329,072
	Share issue expenses		(51,896)

	Balance, end of year	276,673,669	$ 52,207,086

	Issued and outstanding Class "A' Preferred shares:
		Number	Amount
	2007
	Balance, beginning of year	-	$ -
	Issued on conversion of convertible notes (3)	2,785,681	6,797,062

	Balance, end of year	2,785,681	$ 6,797,062

	2008
	Conversion into common shares	(2,785,681)	(6,797,062)

	Balance, end of year	-	$ -

	TOTAL SHARE CAPITAL		$ 52,207,086

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

8.	SHARE CAPITAL (continued)

	1.	In September 2006, the Company issued 4,863,218 units at US$0.73 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$1.10 for a period of two years. C$3,425,270 of the proceeds was allocated to share capital and C$522,497 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with volatility of 106%, risk free rate of 3.95% and dividend yield nil over their expected life of 2 years.

The Company issued 236,311 warrants with an exercise price of $0.82 as a finders fee in connection with this private placement. The $113,085 value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 106%, risk free rate of 3.95% and dividend yield nil over an expected life of 2 years.

	2.	In June 2007, the Company issued 5,130,382 units at US$0.52 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.78 for a period of three years. C$2,399,621 of the proceeds was allocated to share capital and C$440,110 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with expected volatility of 93%, risk free rate of 3.93% and dividend yield nil over their expected life of 3 years.

The Company issued 234,692 warrants with an exercise price of $0.52 as a finders fee in connection with this private placement. The $76,157 value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 95%, risk free rate of 4.71% and dividend yield nil over an expected life of 2 years.

	3.	During 2007, the Company issued Class "A" Preferred shares in connection with the conversion of long term notes. The preferred shares can be converted into common shares at a ratio of four common shares for each preferred share. This can be done at the option of the holder of the preferred shares or, after five years, at the option of the Company. The preferred shares carry no voting power and can be redeemed by the Company at $1.76 per share at any time. In the event of liquidation, dissolution or winding up of the Company, the preferred shares shall have preference to receive up to $1.76 per share, before any distribution to any other share holders of the Company.

	4.	In March 2008, the Company issued 378,787 units at US$0.66 per unit. Each unit consisted of one common share and on-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.99 for a period of five years. C$206,158 of the proceeds was allocated to share capital and C$40,917 to warrants. The value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 96%, risk free rate of 3.35% and dividend yield nil over their expected life of 5 years.

In July 2008, the Company issued 11,155,132 units at US$0.23 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common shares at US$0.29 for a period of two years. C$2,294,940 of the proceeds was allocated to share capital and C$295,666 to warrants. The value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 95%, risk free rate of 3.27% and dividend yield nil over their expected life of 2 years.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

8.	SHARE CAPITAL (continued)

	5.	In May 2009, the Company raised US$1.39 million through a private placement, issuing 10,725,443 common shares at US$0.13 and 10,725,443 warrants with an exercise price of US$0.20 per common share and have a 2 year term. C$760,966 of the proceeds was allocated to share capital and C$890,403 was attributed to the warrants and credited to contributed surplus. The value attributed to the warrants was calculated using the Black- Scholes model with expected volatility of 114%, risk free rate of 0.80% and dividend yield nil over their expected life of 2 years.

In October 2009, the Company raised US$181,985 through a private placement, issuing 1,399,884 common shares at US$0.13 and 1,399,884 warrants with an exercise price of US$0.20 per common share and have a 2 year term. Proceeds of C$91,078 were allocated to share capital and C$99,278 was attributed to warrants and credited to contributed surplus. The value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 120%, risk free rate of 1.3% and dividend yield nil over their expected life of 2 years.

	6.	The Company also completed three shares-for-debt transactions: the first one issuing 860,997 common shares at US$0.17 and 57,981 non-transferable share purchase warrants with an exercise price of US$0.21, the second one issuing 506,322 common shares at US$0.13 and 506,322 warrants with an exercise price of US$0.20, and the third one issuing 897,873 common shares at C$0.13. The C$47,013 value attributed to the warrants, which was credited to contributed surplus, was calculated using the Black-Scholes model with expected volatility of 114%, risk free rate of 0.80% and dividend yield nil over their expected life of 2 years. There were no warrants issued in the third shares-for-debt transaction.

9.	STOCK OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 52,944,600. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

Details of the stock options are as follows:

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
		Price		Price		Price
	Number	2009	Number	2008	Number	2007

Balance, beginning of year	34,202,500	$ 0.45	39,091,250	$ 0.49	27,213,502	$ 0.45
Granted	16,950,000	0.16	12,950,000	0.33	16,478,750	0.51
Cancelled	(7,422,500)	0.37	(11,145,000)	0.60	(943,339)	0.35
Exercised	-	-	(6,693,750)	0.24	(3,657,663)	0.21

Balance, end of year	43,730,000	$ 0.35	34,202,500	$ 0.45	39,091,250	$ 0.49

Exercisable, end of year	41,377,916	$ 0.35	30,455,416	$ 0.43	27,553,749	$ 0.46

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

9.	STOCK OPTIONS (continued)

The following is a summary of options outstanding and exercisable as at December 31, 2009:

	Outstanding				Vested

		Remaining	WA		Remaining	WA
	Outstanding	Contractual	Strike	Vested	Contractual	Strike
Range	Options	Life	Price	Options	Life	Price

$0.00 to $0.39	27,050,000	4.00	$0.17	25,866,666	4.01	$0.17
$0.40 to $0.79	14,080,000	1.52	$0.53	12,936,250	1.53	$0.54
$0.80 to $1.19	-	-	-	-	-	-
$1.20 to $1.59	2,500,000	0.41	$1.20	2,500,000	0.41	$1.20
$1.60 to $2.00	100,000	1.34	$1.65	75,000	1.34	$1.65

	43,730,000	2.99	$0.35	41,377,916	3.01	$0.35

10.	WARRANTS

A summary of the changes in share purchase warrants outstanding and exercisable at the end of the year is as follows:

C$ Warrants

	2009		2008		2007

						WA
	Total	WA Strike	Total	WA Strike	Total	Strike
	Warrants	Price	Warrants	Price	Warrants	Price

Balance, beginning of year	5,539,976	$0.66	4,057,129	$0.82	3,526,475	$0.86

Issued	1,136,442	$0.41	2,590,037	$0.45	600,000	$0.61

Exercised	-	-	-	-	-	-

Expired	5,539,976	$0.66	1,107,190	$0.78	69,346.00	0.98

Forfeited	-	-	-	-	-	-

Balance, end of year	1,136,442	$0.41	5,539,976	$0.66	4,057,129	$0.82

US$ Warrants

	2009		2008		2007

						WA
		WA Strike		WA Strike		Strike
	Total	Price	Total	Price	Total	Price
	Warrants	(US$)	Warrants	(US $)	Warrants	(US$)

Balance, beginning of year	4,400,759	$0.46	2,969,399	$0.89	1,452,113	1.04

Issued	12,689,630	$0.20	2,883,473	$0.31	1,517,286	$0.74

Exercised	-	-	-	-	-	-

Expired	-	-	-	-	-	-

Forfeited	234,692	$0.52	1,452,113	1.04	-	-

Balance, end of year	16,855,697	$0.26	4,400,759	$0.46	2,969,399	$0.89

Total	17,992,139		9,940,735		7,026,528

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

10.	WARRANTS (continued)

	The following is a summary of warrants as at December 31, 2009:

		Outstanding

		Outstanding	Remaining
	Range	Warrants	Contractual Life

	$0.000 to $0.390	15,478,406	1.23

	$0.400 to $0.790	2,419,036	0.62

	$0.800 to $1.190	94,697	3.17

	$0.000 to $2.000	17,992,139	1.16

11.	INCOME TAXES

The tax effects of the temporary differences that give rise to the Company's future tax assets and liabilities are as follows:

	2009	2008

Net operating and capital losses	$ 9,633,100	$ 8,603,300
Long term assets	1,014,200	898,400
Undeducted financing costs	31,800	32,200
Valuation allowance	(10,679,100)	(9,533,900)

Future tax assets	$ -	$ -

The tax benefit of net operating losses carried forward and the associated valuation allowance were reduced by $666,000 (2008 - $460,300), representing the tax effect of losses which expired during the year.

The income tax provision recorded differs from the income tax obtained by applying the statutory income tax rate of 29.0% (2008 - 29.5%; 2007 - 32.12%) to the income for the year and is reconciled as follows:

	2009	2008	2007

Benefit at Canadian statutory rate	$ (1,494,400)	$ (2,291,300)	$ (3,643,200)
Permanent differences	227,400	1,306,800	1,703,000
Effect of reduction in Statutory rate	121,800	217,200	3,156,300
Increase in valuation allowance	1,145,200	767,300	(1,216,100)

Future tax recovery	$ -	$ -	$ -

The Company's future tax assets include approximately $31,800 (2008 - $32,200) related to deductions for share issue costs in excess of amounts deducted for financial reporting purposes. The valuation allowance as at December 31, 2009 was increased by $13,000 (2008 - $7,800), representing the effect of the unamortized share issuance costs incurred in the period.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

11.	INCOME TAXES (continued)

The Company has approximately $1,272,900 (2008 and 2007 - $1,272,900) of undeducted exploration and development costs which are available for deduction against future income for Canadian tax purposes.

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management's judgement about the recoverability of future tax assets, the impact of the change on valuation allowance is reflected in current income.

12.	NON-CAPITAL TAX LOSSES CARRIED FORWARD

The Company has incurred estimated losses in its Canadian and United States operations of $38,327,529 and $215,111 respectively for tax purposes which are available to reduce future taxable income and which expire in various amounts from 2010 to 2029. Such benefits will be recorded as an adjustment to the tax provision in the year realized. Loss carryforwards relating to the Canadian operations are as follows:

2010	$ 3,271,665
2014	3,679,863
2015	5,743,653
2026	9,342,800
2027	5,332,167
2028	8,525,351
2029	2,432,030

$ 38,327,529

13. STOCK-BASED COMPENSATION

The fair value of each stock option granted (note 9) was estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions:

	2009	2008	2007

Volatility	102% - 111%	92% - 104%	89% - 99%
Expected life (years)	2.25 - 3.75	2.25 - 3.75	3 - 3.75
Risk-free rate	1.4% - 2.5%	2.4% - 3.45%	3.9% - 4.7%
Dividend yield	0%	0%	0%

The weighted average fair value of options granted in 2009 was $0.11 (2008 - $0.22; 2007 - $0.32) .

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

14.	OTHER EXPENSES
		2009	2008	2007

	Impairment of assets	$ -	$ 39,945	$ 253,351
	Loss on conversion of debt	-	-	176,450
	Accounts payable written off	-	-	(86,916)

		$ -	$ 39,945	$ 342,885

Impairment of assets

In 2008 and 2007, the Company determined that the carrying amounts of certain assets exceeded their fair value and wrote them down to fair value.

Loss on conversion of debt

In 2007, at the request of a large investor, the Company agreed to convert most of its long term convertible notes into convertible preference shares (See note 6). The terms of the preference shares are essentially the same as those of the notes they replaced.

Canadian GAAP requires that the preference shares issued should be valued at the market price of the common shares they can be converted into. This market value should then be allocated to the component parts of the convertible notes (debt and conversion option) using their relative fair values, consistent with the original approach taken when the convertible notes were first recorded.

The Company valued the debt component by discounting the face value at 16% (considered market related rate). The difference between this value and the carrying value of the debt was recorded as a loss on conversion. The residual amount was allocated to contributed surplus.

Accounts payable written off

The accounts payable written off in 2007 relates to a 2004 balance on a vendor account. It originated from lease payments for an asset that did not perform as expected and the Company refused further payments. We believe the statute of limitations will prevent the vendor from claiming this amount in future.

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

15.	CAPITAL MANAGEMENT

The Company's objectives when managing its capital are:

	a)	to maintain an appropriate balance between debt and equity sources of capital;

	b)	to manage a strong capital base so as to maintain investor, creditor and market confidence; and

	c)	to sustain future development of the business.

The Company defines its capital as follows:
- capital stock; and
- debt, including long and short-term portions
	2009	2008

Shareholders' equity	$ 1,312,362	$ 2,294,715

Debt	2,778,060	2,639,009

	$ 4,090,422	$ 4,933,724

As the Company does not have commercial operations, all its capital to date has resulted from the issuance of equity or debt, both long and short-term.

Genoil is a public company and has established access to both public and private debt and equity markets. The Company anticipates continued long-term access to these markets to fund future operations and growth, although access in the current market may be restricted or unavailable.

All the Company's debt is from parties related to the Company and has no covenants. Internally the Company strives to maintain sufficient capital to cover working capital needs, while avoiding undue dilution to shareholders. To date the Chairman and CEO has provided short term funding. In addition the Company raised capital via private placements on a regular basis.

16.	COMMITMENTS

The Company has entered into lease agreements which require minimum lease payments summarized as follows:

Contractual obligation repayment schedule:

	2010	$ 236,651
	2011	127,337
	2012	22,000
	Thereafter	nil

17.	CONTINGENCIES

The Company is involved in legal claims associated with the normal course of operations. It believes it has made adequate provision for such legal claims.

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

18.	NON-CASH ITEMS NOT INCLUDED IN STATEMENTS OF CASH FLOWS
		2009	2008	2007

	Shares issued to settle debts	$ 376,084 $	-	$ 364,939
	Shares issued to settle convertible debts	-	-	132,679
	Notes converted into preferred shares	-	-	2,187,826

		$ 376,084 $	-	$ 2,685,444

19.	SEGMENTED INFORMATION

The Company specializes in two technologies: proprietary upgrader technology for use in the oil industry and technology in oil and water separation systems. Substantially all of the Company’s operations and assets are in Canada and are focused on development and commercialisation of both technologies, which are currently considered one industry segment.

20.	SUBSEQUENT EVENTS

In January 2010, the Company issued 5,700,000 options to directors and consultants of the Company. The options have a strike price of $0.18 and a 5 year term.

In January 2010, the Company completed a private placement that raised US$762,700, issuing 5,866,920 common shares at US$0.13 and 5,866,920 warrants with an exercise price of $0.20 per common share and have a 2 year term. Included in this amount is C$168,289 that was received prior to year-end. This has been recorded as due to investors in the 2009 financial statements.

A shares-for-debt transaction was also completed in January 2010 whereby 1,457,744 common shares and 37,314 common share purchase warrants were issued to settle debt in the amount of US$191,000. The warrants have an exercise price of US$0.20 per common share and a 2 year term.

In April 2010, the Company issued 4,500,000 options to directors, consultants and employees of the Company. The options have an exercise price of $0.14 and a 5 year term.

21.	COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current year's presentation.

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

22.	FINANCIAL INSTRUMENTS

Credit Risk

The Company is exposed to credit risk with respect to its receivables and cash. Receivables are comprised substantially of goods and services tax credits receivable from a Canadian tax agency and cash is placed with major financial institutions. Management believes this mitigates the risks associated with these financial instruments. Accordingly, the Company views credit risk as minimal.

Fair Value

The Company's financial instruments consist of cash and cash equivalents, receivables, due to investors, accounts payable and accrued liabilities, amounts due to related parties and convertible notes. The fair value of the convertible notes was calculated using discounted cashflow analysis and approximates the carrying value as the implicit interest rate is similar to current market rates. The fair value of the financial instruments, other than long-term convertible notes, approximates their carrying values due to their short term nature. The fair value of the long-term convertible note, using a discount rate of 24% (2008 - 24%, 2007 - 16%) at December 31, 2009, is approximately $105,000 (2008 - $84,700, 2007 - $108,400).

The Company categorizes its financial assets and liabilities using a three-level hierarchy that reflects the significance of the inputs used in making fair value measurements for these assets and liabilities. The fair values of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Fair values of assets and liabilities in Level 2 are based on inputs other than Level 1 quoted prices that are observable for the asset or liability either directly (as prices) or indirectly (derived from prices). The fair values of Level 3 assets and liabilities are not based on observable market data. The disclosure of the fair value hierarchy excludes financial assets and liabilities where book value approximates fair value due to the liquid nature of the asset of liability.

Currency Risk

The Company translates the results of its foreign operations into Canadian dollars using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time and create foreign currency risk. As at year-end the Company had certain obligations denominated in US dollars and there are no contracts in place to manage the exposure. As at December 31, 2009 the Company had US$5 (2008 - US$279,690) in cash and US$48,216 (2008 - US$964) included in accounts payable which is subject to foreign exchange fluctuation. The Company's operations are not significantly exposed to foreign exchange risk.

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term nature of its monetary assets and liabilities and due to the long-term convertible notes not bearing interest.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

22.	FINANCIAL INSTRUMENTS (continued)

Liquidity Risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. To facilitate its expenditures, the Company raises funds through private equity placements. As at December 31, 2009, the Company’s financial liabilities were comprised of accounts payable and accrued liabilities, liabilities to related parties, and convertible notes which have a maturity of less than one year.

23.	DIFFERENCES BETWEEN US AND CANADIAN GAAP

The Company prepares the consolidated financial statements in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects to those in the United States ("US GAAP"), except as follows:

	a)	Under US GAAP, the conversion feature of the convertible notes - Series B and C and the detachable warrants described in Note 6, issued by the Company meet the criteria to be exempt from SFAS 133 and were not required to be bifurcated. As a result, the Company followed EITF No. 00-27 and recorded the proceeds of the convertible notes based on the relative fair value of the convertible notes and the detachable warrants. Accordingly, management has determined that the embedded conversion option within the debt instrument did not result in any beneficial conversion option value. In addition, the Company determined that the portion of the proceeds allocated to the detachable warrants was $1,189. During the year ended December 31, 2006 the notes were converted to common shares. The accretion expense under US GAAP for these convertible notes was $1,137 (2005 - $52) and as such, accretion expense would have decreased by $40,466 for 2006 (2005 - $10,902) under US GAAP.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

23.	DIFFERENCES BETWEEN US AND CANADIAN GAAP (continued)

	b)	Under US GAAP, the conversion of the convertible notes – Series D and the detachable warrants described in Note 6 met the criteria to be exempt from Topic 815 (formerly SFAS

133) and are not required to be bifurcated. As a result, the Company followed Topic 470-20 (formerly EITF 00 27) and recorded the proceeds on the convertible notes based on the relative fair value of the convertible notes and detached warrants. For US GAAP purposes the relative fair value of the detachable warrants and the intrinsic value of the conversion option were determined to be $78,087 and $388,111, respectively, at the time of issuance.

On April 6, 2007, the maturity date of the convertible notes with a face value of $760,785 and the expiry date of the 253,595 attached warrants were extended by six months to October 6, 2007. On that date, the notes and warrants were again extended by six months. For Canadian GAAP purposes, the Company followed EIC 88, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” and considered both extensions to be modifications of the debt with the incremental fair value of the warrants, in the amount of $25,484 expensed as additional interest expense.

For US GAAP purposes, the Company followed Topic 470-50 Debt – Modifications and Extinguishment (formerly EITF No. 96 19 “Debtors Accounting for Modification and Convertible Debt Instruments”). In applying the guidance in Topic 470-50, the Company determined that the extension on both dates were modifications because each extension did not result in a substantial change (defined as greater than 10%) in the cash flows between the original and modified notes. The extensions also did not cause the fair value of the embedded conversion option to change by more than 10% of the carrying amount of the original notes immediately before and after the extensions.

The Company determined the change in the fair value of the embedded conversion option immediately before and after the April and October extensions to be $55,892 and $54,574, respectively, using the Black Scholes pricing model using the following assumptions:

	April 6, 2007		October 6, 2007
	Before	After	Before	After
Expected life	1 day	183 days	1 day	183 days
Volatility	0.00%	63.90%	0.00%	64.99%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk free rate	0.00%	4.14%	0.00%	4.43%

The increase in the fair value of the embedded conversion option immediately after the extensions was then adjusted to the carrying value of the debt and amortized over the remaining term of the debt using a new effective interest rate.

As a result of the differences described above, under US GAAP, the carrying value of the convertible notes liability as at December 31, 2009 would decrease by $nil (2008 – $nil;
2007 – $28,927) (net of related accretion expense) with a corresponding increase in shareholders’ equity. The accretion expense for US GAAP for these convertible notes was
$nil (2008 – $nil; 2007 – $384,496) and the accretion expense would have increased by $nil
(2008 – $nil; 2007 – $358,633) under US GAAP.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

23.	DIFFERENCES BETWEEN US AND CANADIAN GAAP (continued)

	c)	Under US GAAP, the conversion feature of the convertible notes Series E and the detachable warrants described in Note 6, issued by the Company meet the criteria to be exempt from Topic 815 (formerly SFAS 133) and were not required to be bifurcated. As a result, the Company followed Topic 470-20 (formerly EITF No. 00 27) and recorded the proceeds of the convertible notes based on the relative fair value of the convertible notes and the detachable warrants. Accordingly, management has determined that the embedded conversion option within the debt instrument did not result in any beneficial conversion option value. In addition, the Company determined that the portion of the proceeds allocated to the detachable warrants was $36,229.

On October 6, 2009, the maturity date of the convertible notes – Series E and the expiry date of the 1,136,442 attached warrants were extended by one year to October 6, 2010. For Canadian GAAP purposes, the Company followed EIC 88, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” and considered both extensions to be modifications of the debt with the incremental fair value of the warrants, in the amount of $49,978 expensed as additional interest expense.

For US GAAP purposes, the Company followed Topic 470-50 Debt – Modifications and Extinguishment (formerly EITF No. 96 19 “Debtors Accounting for Modification and Convertible Debt Instruments”). In applying the guidance in Topic 470-50, the Company determined that the extension was a modification because it did not result in a substantial change (defined as greater than 10%) in the cash flows between the original and modified note. The extension also did not cause the fair value of the embedded conversion option to change by more than 10% of the carrying amount of the original notes immediately before and after the extension.

	d)	Accounting for Uncertainty in Income Taxes

The implementation of ASC 740 - "Income Taxes" (formerly, FASB Interpretation Number ("FIN") 48) did not result in any adjustment to the beginning tax positions of the Company.

The Company’s income tax filings are subject to audit by taxation authorities and as at December 31, 2009 the following tax years remained subject to examination; (i) Canada – 2004 to date; and (ii) United States 2005 to date.

23.1.	Adjustments to Consolidated Statements of Loss

		2009	2008	2007

Loss from operations - Canadian GAAP		$ (5,152,996)	$ (7,767,173)	$ (11,342,560)
	Accretion of convertible notes (a)	4,383	9,252	59,990
	Accretion of convertible notes (b)	-	-	(358,663)
	Accretion of convertible notes (c)	95,941	30,359	-
	Loss on conversion of debt (a)	-	-	(1,706,845)

Loss - US GAAP		$ (5,052,672)	$ (7,727,562)	$ (13,348,078)

	Loss per share - basic and diluted	$ 0.02	$ 0.03	$ 0.06

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

23.2.	Adjustments to Consolidated Balance sheets

		2009	2008

Adjustments to Liabilities
	Total liabilities - Canadian GAAP	$ 2,788,060	$ 2,639,009
	Proceeds of convertible notes (a)	43,984	48,368
	Proceeds of convertible notes (c)	(11,702)	99,628

Total liabilities - US GAAP		$ 2,820,342	$ 2,787,005

Adjustments to Shareholders' Equity (Capital deficit)
	Total shareholders' equity - Canadian GAAP	$ 1,312,362	$ 2,294,715
	Proceeds of convertible notes (a)	(43,984)	(48,368)
	Proceeds of convertible notes (c)	11,702	(99,628)

Total shareholders' equity (capital deficit) - US GAAP		$ 1,280,080	$ 2,146,719

The consolidated assets and cashflows are the same under Canadian and US GAAP.

24.	NEW US ACCOUNTING PRONOUNCEMENTS

	a)	In August 2009, the FASB issued Accounting Standards Update (‘‘ASU’’) 2009-05 – ‘‘Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value’’ (‘‘ASU 09-05’’), which became effective the first reporting period (including interim periods) beginning after issuance. ASU 09-05 requires entities to measure the fair value of liabilities using one or more of several prescribed valuation techniques within the ASU when quoted prices in an active market for the identical liability are not available. The ASU also clarifies that: entities are not required to include separate inputs or adjustments to other inputs relating to the existence of restrictions that prevent the transfer of liabilities when estimating their fair value; and quoted prices in active markets for identical liabilities at the measurement date and the quoted prices for identical liabilities traded as assets in active markets when adjustments to the quoted prices of assets are required are Level 1 fair value measurements. The adoption of this standard did not have a material impact on the Company’s financial statements.

	b)	In June 2009, the FASB issued guidance now codified as ASC Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative nongovernmental U.S. GAAP. ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of ASC Topic 105 are effective for interim and annual periods ending after September 15, 2009 and, accordingly, are effective for our current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s financial position or results of operations, but did impact our financial reporting process by eliminating all references to pre- codification standards. On the effective date of this Statement, the Codification superseded all then existing non-SEC accounting and reporting standards and all other non-grandfathered non- SEC accounting literature not included in the Codification became non-authoritative. As a result of the Company’s implementation of this codification during 2009, previous references to new accounting standards and literature are no longer applicable. In these annual financial statements, the Company has provided reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the ASC.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

24.	NEW US ACCOUNTING PRONOUNCEMENTS (continued)

	c)	In June 2009, the FASB issued guidance for “Amendments to FAS 46R” in ASC Topic 810 (formerly SFAS No. 167) of the Codification, which improves financial reporting by enterprises involved with variable interest entities. The amendments replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and: (1) the obligation to absorb losses of the entity; or, (2) the right to receive benefits from the entity. The amendments are effective as of the beginning of the first annual reporting period that begins after November 15, 2009, and shall be applied prospectively. The Company is currently reviewing the potential impact, if any, this guidance will have on the consolidated financial statements upon adoption.

	d)	In June 2009, the FASB issued guidance for “Accounting for Transfers of Financial Assets, an Amendment to FAS 140” in ASC Topic 860 (formerly SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125, as amended by SFAS No. 166, Accounting for Transfers of Financial Assets – An Amendment of FASB Statement No. 140) of the Codification, which is effective for fiscal years beginning after November 15, 2009, which amends prior principles to require more disclosure about transfers of financial assets and the continuing exposure, retained by the transferor, to the risks related to transferred financial assets, including securitization transactions. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. It also enhances information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets. The Company is currently reviewing the potential impact, if any, this guidance will have on the Company’s consolidated financial statements upon adoption.

	e)	In May 2009, the FASB issued guidance in the ASC Topic 855 – Subsequent Events (formerly SFAS No. 165) of the Codification, which establishes the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The guidance was effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09 Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements which provides amendments to Subtopic 855-10 to alleviate potential conflicts between Subtopic 855-10 and the SEC’s requirements with regard to subsequent event disclosures. An entity that is an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued and is not required to disclose the date through which subsequent events have evaluated.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

24.	NEW US ACCOUNTING PRONOUNCEMENTS (continued)

	f)	In April 2009, the FASB issued guidance in the ASC Topic 820 – Fair Value Measurements and Disclosures (formerly FASB Staff Position (“FSP”) FAS 157-4) of the Codification on determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly. The guidance emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. The guidance provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. The guidance was effective for interim or annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

	g)	In February 2008, FASB issued guidance in the Effective Date of FASB Statement No. 157 ASC Topic 820 (formerly FSP FAS 157- 2) of the Codification, which amended SFAS No. 157 to delay the effective date of SFAS No. 157 for non-financial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The implementation of this Topic, which was effective January 1, 2009, did not have a material impact on the Company’s consolidated financial statements.

	h)	In December 2007, the FASB issued guidance in ASC Topic 805 – Business Combinations (formerly SFAS No. 141(R), “Business Combinations”). The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. In April 2009, the FASB issued FSP FAS 141(R)-1 which amends and clarifies SFAS No. 141(R) to address application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This statement shall be applied prospectively. The implementation of SFAS No. 141(R) and FSP FAS 141(R)-1, effective January 1, 2009, did not have a material impact on the company’s consolidated financial statements.

(continues)

GENOIL INC. Notes to Consolidated Financial Statements Years Ended December 31, 2009, 2008 and 2007 (Expressed in Canadian Dollars)

24.	NEW US ACCOUNTING PRONOUNCEMENTS (continued)

	i)	In December 2007, the FASB issued guidance in the ASC Topic 810 – Consolidation (formerly SFAS No. 160) of the Codification on the accounting for non-controlling (minority) interests in consolidated financial statements. This guidance clarifies the classification of non-controlling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such non-controlling interests. This guidance was effective as of the beginning of an entity’s first fiscal year that began on or after December 15, 2008 and was required to be adopted prospectively, except for the reclassification of non-controlling interests to equity and the recasting of net income (loss) attributable to both the controlling and noncontrolling interests, which were required to be adopted retrospectively. The Company adopted this guidance effective January 1, 2009, and did not have a material impact on the consolidated financial statements.

	j)	FSP FAS 142 3

In April 2008, the FASB issued FSP FAS 142 3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142 3”). FSP FAS 142 3 requires companies estimating the useful life of a recognized intangible asset to consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, to consider assumptions that market participants would use about renewal or extension as adjusted for the entity specific factors in SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP FAS 142 3 will be effective for the Company beginning January 1, 2009. The adoption of FSP FAS 142 3 did not have a material impact on the Company’s consolidated financial statements.

	k)	FSP APB 14 1

In May 2008, the FASB issued FSP APB No. 14 1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The FSP will require cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component will be the estimated fair value of similar bonds without the conversion feature. The difference between the bond cash proceeds and this estimated fair value will be recorded as a debt discount and amortized to interest expense over the life of the bond.

	l)	SFAS 162

In May 2008, FASB issued SFAS No. 162 (“SFAS No. 162”), “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of account principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS No. 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Adoption of SFAS 162 will not be a change in the Company’s current accounting practices; therefore, it will not have a material impact on the Company’s consolidated financial condition or results of operations.